Exhibit 10.28
FIRST AMENDMENT TO INDUSTRIAL LEASE AGREEMENT
This First Amendment dated January 18, 2004, to that certain Lease dated December 2001 by and between Balch LLC, a California Limited Liability Company (“Lessor”) and Veraz Networks, Inc., a Delaware Corporation (“Lessee”), formerly known as NexVerse Networks, Inc., a Delaware Corporation.
RECITALS
WHEREAS, Lessee leases a 24,747 ± square foot portion of a 46,430 ± square foot building known as 926 Rock Avenue, San Jose, CA, as shown on Exhibit A, attached hereto and made a part hereof.
WHEREAS, the original term of this Lease commenced on November 19, 2001, and ends on April 30, 2004. Tenant now wishes to extend the Lease term through October 31, 2005.
WHEREAS, Tenant wishes and Landlord agrees to modify the Base Rent commencing March 1, 2004
NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS
1.	The term of this Lease for 926 Rock Avenue shall be extended and expire on October 31, 2005.

2.	Effective March 1, 2004, the monthly rent shall be as follows:

March 1, 2004 — October 31, 2005 $17,075.43 per month ($0.69q. ft.) NNN.

Any late fees shall be reduced from ten percent (10%) to five percent (5%).

3.	The current Security Deposit held by Balch LLC is $28,756.01. The Security Deposit shall be reduced to $17,075.00. The difference will be refunded to the Lessee on or before April 1, 2004.

4.	Lessor will allow Lessee to store a 20-foot container in it’s adjacent building, known as 900 Rock Avenue, San Jose, CA, free of rent during tenant’s lease term until such time as Lessor executes leases at 900 Rock Avenue. The storage of this container will not be allowed in the parking lot.

5.	Subject to Paragraph 7 of the Lease, during Lessees’ term, Lessee has the right to install Non-Structural Alterations or Non-Structural Utility Installations in the total amount of $10,000.00, without Lessor’s consent. Lessor agrees that prior to the approval of any subsequent tenant improvements to be constructed by Lessee, that Lessee will be notified in writing before construction begins, if there is any portion of the tenant improvements that Lessor will require Lessee to remove at the end of the term. At no time shall Lessee remove any improvements without Lessor’s written consent.

6.	Tenant shall have two (2) option(s) to renew for one (1) year each at 95% of the then Fair Market Rent. Tenant shall exercise its option with written notice to Landlord not more than 270 days or less than 120 days prior to the expiration of the then current lease term.
7.	Tenant shall have a first right to negotiate on any contiguous space that becomes available in the building. Tenant shall have seven (7) business days to respond to Landlord’s written notice of such space becoming available.
8.	Assignment and Subleasing: Tenant shall have the right to sublease or assign the Premises. Landlord shall give its consent within fifteen (15) days of Tenant’s documentation of a proposed sublease and or assignment.

Landlord shall not have the right to recapture the Premises unless tenant subleases the entire Premises for the full remaining term of the Lease. Any profits from an assignment or subleasing of the Premises shall be split fifty-fifty (50%-50%), after deducting brokerage fees, legal costs, and any tenant improvements.
The $1,000.00 processing fee for any sublease and or assignment shall be changed to $500.00, excluding legal fees.
Except as stated above, all other terms and conditions of the Lease shall remain in full force and effect.
Mutually Accepted:

LESSOR:		LESSEE:

BALCH LLC		VERAZ NETWORKS, INC.

By:	/s/ Illegible	By:	/s/ John M. Thompson

Its:		Its:	CFO

Date:	3/3/2004	Date:	February 27, 2004
30960 Huntwood Avenue
Hayward, CA 94544
(510) 429-9400

Exhibit A
(graphics)